Exhibit 99.2
CLEAR CHANNEL INTERNATIONAL B.V. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF LOSS
(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$153,982	$139,634	$443,232	$416,422
Operating expenses:
Direct operating expenses(1)	98,062	88,906	298,700	275,623
Selling, general and administrative expenses(1)	27,316	26,147	81,440	80,589
Corporate expenses(1)	10,009	12,291	34,074	39,798
Depreciation and amortization	10,119	8,653	29,788	28,373
Other operating expense (income), net	(118)	189	5,680	1,260
Operating income (loss)	8,594	3,448	(6,450)	(9,221)
Interest expense, net	(13,704)	(11,113)	(36,566)	(31,440)
Other income (expense), net	(16,276)	(37,097)	6,913	(81,536)
Loss from continuing operations before income taxes	(21,386)	(44,762)	(36,103)	(122,197)
Income tax expense attributable to continuing operations	(866)	(361)	(1,361)	(687)
Loss from continuing operations	(22,252)	(45,123)	(37,464)	(122,884)
Loss from discontinued operations(2),(3)	(210,839)	(18,114)	(117,811)	(37,494)
Consolidated net loss	(233,091)	(63,237)	(155,275)	(160,378)
Less: Net income (loss) attributable to noncontrolling interests	25	—	58	(66)
Net loss attributable to the Company	$(233,116)	$(63,237)	$(155,333)	$(160,312)

(1)Excludes depreciation and amortization
(2)Loss from discontinued operations for the three and nine months ended September 30, 2023 includes a loss recognized upon classification of the business in France as held for sale, which was partially offset by gains from the sales of the former businesses in Switzerland and Italy during the nine months ended September 30, 2023. The remaining loss from discontinued operations reflects the net loss collectively generated by operations in France, Switzerland, Spain and Italy during the respective period.
(3)The difference between loss from discontinued operations reported herein and loss from discontinued operations reported on the Clear Channel Outdoor Holdings, Inc. (“CCOH”) and Subsidiaries Consolidated Statements of Loss for each period primarily results from CCOH expenses that are not recognized as expenses of Clear Channel International B.V. and Subsidiaries and are classified as discontinued operations of CCOH. These expenses include costs related to the strategic reviews and income tax expense attributable to the sale of these business.